Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports 2022 Results

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Highlights

●Full-year and fourth quarter U.S. GAAP diluted earnings per share of $2.25 and 17 cents, respectively
●Full-year and fourth quarter comparable diluted earnings per share of $2.78 and 44 cents, respectively
●Full-year and fourth quarter global beverage can shipments up .8% and down 6.1%, respectively, including Russia
●Full-year and fourth quarter global beverage can shipments up 2.1% and down .9%, respectively, excluding Russia
●Year-over-year aerospace backlog increased 20% to $3.0 billion; contracts won-not-booked reached $5.0 billion
●Positioned to generate free cash flow and EVA, achieve leverage targets and return value to shareholders in 2023
●Reiterate ability to achieve $200 million of net inflation recovery and at least $150 million of cost savings in 2023
●In 2023, positioned business to achieve long-term diluted earnings per share growth goal of 10 to 15 percent, inclusive of divested Russian operating earnings headwind

WESTMINSTER, Colo., February 2, 2023 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, full-year 2022 net earnings attributable to the corporation of $719 million (including a net after-tax loss of $172 million, or 53 cents per diluted share for business consolidation and other non-comparable items) or diluted earnings per share of $2.25, on sales of $15.35 billion, compared to $878 million net earnings attributable to the corporation, or $2.65 per diluted share (including net after-tax charges of $279 million, or 84 cents per diluted share for business consolidation and other non-comparable items) on sales of $13.81 billion in 2021. Ball’s full-year 2022 comparable net earnings were $891 million, or $2.78 per diluted share compared to $1.16 billion, or $3.49 per diluted share in 2021.

Ball’s fourth quarter 2022 net earnings attributable to the corporation on a U.S. GAAP basis, were $55 million, or 17 cents per diluted share, on sales of $3.55 billion compared to $297 million, or 90 cents per diluted share, on sales of $3.67 billion in the fourth quarter of 2021. Ball’s fourth quarter 2022 comparable diluted earnings per share were 44 cents versus fourth quarter 2021 comparable diluted earnings per share of 97 cents.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. Year-over-year global and EMEA segment volume data exclude the impact of the Russian beverage can business sale completed in third quarter of 2022, unless specifically noted otherwise.

“The company’s 2022 results were driven by macroeconomic and geopolitical conditions leading to lower volume across the Americas, higher costs to manage inventory levels and decisive actions to align supply/demand and sell our Russian operations in response to the war in Ukraine. Our employees’ agility to execute during another year of unprecedented and challenging activities with speed and empathy speaks to their professionalism and ownership mindset. In 2023, inflationary cost recovery, actions to reduce costs and operating safely and efficiently to serve sustainable aluminum packaging demand and deliver critical aerospace programs will significantly improve results in 2023,” said Daniel W. Fisher, president and CEO.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for full-year 2022 were $642 million on sales of $6.70 billion compared to $681 million on sales of $5.86 billion in 2021. For the fourth quarter 2022, segment comparable operating earnings were $99 million on sales of $1.51 billion compared to $162 million on sales of $1.52 billion during the same period in 2021. Full-year 2022 sales reflect the contractual pass through of higher aluminum costs.

Full-year and fourth quarter segment comparable operating earnings decreased year-over-year due to lower than anticipated volume, unfavorable fixed cost absorption and the timing effect of high-cost inventory ahead of customer sell through to align year-end inventory levels and customer mix. Segment volumes decreased 7.1 percent in the fourth quarter and were flat on a full-year basis due to lower than anticipated customer demand driven by higher year-over-year retail prices impacting consumer demand, particularly in the U.S. Aluminum beverage cans continue to outperform other substrates in the current retail pricing environment.

To ensure supply/demand balance and optimize low-cost production during the current macroeconomic environment, the company previously disclosed the permanent closures of two U.S. facilities, and customer demand associated with each facility is being absorbed into our capable North American plant system. Given recent volume trends, the earnings headwind and inventory levels are expected to normalize as we enter the second quarter 2023 busy summer selling season. Fixed cost-savings from plant closures and the contractual recovery of prior year inflationary costs will also improve year-over-year results, largely in the second half of 2023.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for full-year 2022 were $358 million on sales of $3.85 billion compared to $452 million on sales of $3.51 billion in 2021. For the fourth quarter, segment comparable operating earnings were $47 million on sales of $748 million compared to $103 million on sales of $870 million during the same period in 2021. Full-year and fourth quarter sales reflect higher shipments and the contractual pass through of higher aluminum costs offset by unfavorable foreign exchange translation and the sale of the Russian operations during the third quarter of 2022. Historical results for the Russian operations will continue to be reflected in beverage packaging, EMEA segment results. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

Full-year and fourth quarter 2022 segment comparable operating earnings decreased year-over-year due to continued volume growth being more than offset by unfavorable currency translation, the impact of higher inflation and energy costs across the region and the sale of the Russian business. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Segment volumes increased 11.0 percent and 8.6 percent in the fourth quarter and full year, respectively, excluding Russia, and were down 7.1 percent and up 4.2 percent in the fourth quarter and full year, respectively, including Russia.

The recently constructed Kettering, U.K., and Pilsen, Czech Republic, facilities will enable further growth for sustainable aluminum packaging across the region. In advance of Kettering and Pilsen ramping up production in late first quarter and early second quarter 2023, respectively, imports from the company’s joint venture beverage can manufacturing facility in Saudi Arabia will continue to support customer demand across Europe.

During 2023, contractual recovery of 2022 inflation and cost savings are anticipated to offset the earnings headwind associated with the Russian business sale. See Note 1 “Business Segment Information” for additional information about the Russian historical results.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for full-year 2022 were $275 million on sales of $2.11 billion compared to $348 million on sales of $2.02 billion in 2021. For the fourth quarter, comparable segment operating earnings were $78 million on sales of $614 million compared to $103 million on sales of $615 million during the same period in 2021. Year-over-year sales reflect lower volumes, the contractual pass through of higher aluminum costs and regional price/mix. Full-year and fourth quarter segment comparable operating earnings decreased year-over-year due to lower volumes, unfavorable regional customer/product mix and fixed cost absorption in Brazil.

Demand trends across the company’s South American operations were challenging throughout 2022 due to the previously disclosed first quarter 2022 customer contract breach and lower than anticipated customer demand leading up to and during the World Cup. Segment volumes decreased in the fourth quarter and full year by 4.2 percent and 6.3 percent, respectively. To ensure supply/demand balance and optimize low-cost production, the company ceased operations at its Santa Cruz, Brazil, beverage can manufacturing facility and temporarily reduced production across its remaining Brazilian footprint. Across South America, multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue, and in Brazil, package mix shift to aluminum is expected to improve later in 2023 due to more favorable aluminum price trends relative to 2022 levels.

Aerospace

Aerospace segment comparable operating earnings for full-year 2022 were $170 million on sales of $1.98 billion compared to $169 million on sales of $1.91 billion in 2021. Backlog increased 20 percent year-over-year to $3.0 billion and contracts won, but not yet booked into backlog, finished the year at $5.0 billion. For the fourth quarter, segment comparable operating earnings were $44 million on sales of $506 million compared to $54 million on sales of $530 million during the same period in 2021.

Full-year and fourth quarter segment comparable operating earnings reflect solid execution on existing and new programs offset by supply chain inefficiencies. The segment continues to leverage its talent, manufacturing and test capabilities, engineering, and support workspace to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, reconnaissance and surveillance customers.

Earlier this month, Ball completed the spacecraft bus for the Weather System Follow-on-Microwave (WSF-M) satellite, the U.S. Space Force’s next-generation operational environmental satellite system. Ball also finalized environmental testing on the Microwave Imager (MWI) instrument and has started final space vehicle assembly, integration and testing. The Ball-built MWI sensor will take calibrated passive radiometric measurements at multiple microwave frequencies to measure sea surface winds, tropical cyclone intensity and additional environmental data. Upon delivery, WSF-M will provide mission data to Department of Defense’s (DoD) environmental prediction systems that support all warfighter domains. In addition, it will broadcast real-time, actionable environmental intelligence to on-going military operations across the globe. Ball was also recently awarded the contract modification to develop and build the second WSF-M space vehicle, expected to be completed by late 2027.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s aluminum cup business continue to be reported in other non-reportable.

Full-year and fourth quarter 2022 results reflect higher year-over-year undistributed corporate expenses offset by higher demand across all aluminum packaging businesses in other non-reportable. Volume across the company’s global extruded aluminum bottles and aerosol containers increased in the fourth quarter and full-year 2022, by 14.5 percent and 12.0 percent, respectively. Volume also increased in the other non-reportable beverage can manufacturing facilities for the fourth quarter and full-year 2022, by 48.5 percent and 48.2 percent, respectively, to support EMEA segment demand prior to new capital projects coming online in early 2023. During the quarter, the company’s global aluminum aerosol customers and regional water and personal care brands continued to pursue next generation lightweight sustainable packaging solutions and expand usage of refillable aluminum bottles for certain venues.

Outlook

“We are controlling the things we can control in today’s global economic and geopolitical environment. Following actions executed in the second half of 2022, we remain well-positioned for earnings and free cash flow growth, achieving appropriate leverage targets and returning value to shareholders,” said Scott C. Morrison, executive vice president and chief financial officer.

“As a fellow shareholder, 2022 was a very challenging year. We continue to actively manage our businesses through the lens of Drive for 10 and EVA. Our team is focused on delivering free cash flow, cost savings and operational efficiencies while ensuring tight supply/demand across our global plant network in the current environment. Our collective success will further complement much anticipated contractual inflationary cost recovery. Including or excluding the Russian business divestment headwind, we are positioned to achieve our long-term diluted earnings per share growth goal of 10 to 15 percent in 2023. We look forward to driving a circular economy through the broader use of sustainable aluminum packaging and exquisite environmental, aerospace and defense technologies to preserve our planet, unlocking value and EVA generation from existing operations and maximizing cash flow to deleverage and return value to shareholders in 2023 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,000 people worldwide and reported 2022 net sales of $15.35 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its fourth quarter 2022 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-754-1366. International callers should dial +1 212-271-4657. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/s6bu9xie

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on February 2, 2023, until 11 a.m. Mountain time on February 7, 2023. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22024889. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally.

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Condensed Financial Statements (Fourth Quarter 2022)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2022	2021	2022	2021

Net sales	$3,548	$3,674	$15,349	$13,811

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(3,030)	(2,981)	(12,766)	(11,085)
Depreciation and amortization	(162)	(185)	(672)	(700)
Selling, general and administrative	(120)	(122)	(626)	(593)
Business consolidation and other activities	(48)	(6)	(71)	(142)
	(3,360)	(3,294)	(14,135)	(12,520)

Earnings before interest and taxes	188	380	1,214	1,291

Interest expense	(96)	(69)	(312)	(270)
Debt refinancing and other costs	(16)	(12)	(18)	(13)
Total interest expense	(112)	(81)	(330)	(283)
Earnings before taxes	76	299	884	1,008
Tax (provision) benefit	(20)	(10)	(159)	(156)
Equity in results of affiliates, net of tax	-	8	7	26

Net earnings	56	297	732	878

Net earnings attributable to noncontrolling interests, net of tax	1	-	13	-

Net earnings attributable to Ball Corporation	$55	$297	$719	$878

Earnings per share:
Basic	$0.18	$0.92	$2.27	$2.69
Diluted	$0.17	$0.90	$2.25	$2.65

Weighted average shares outstanding (000s):
Basic	313,873	322,700	316,433	325,989
Diluted	316,127	328,218	320,008	331,615

Condensed Financial Statements (Fourth Quarter 2022)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2022	2021

Cash Flows from Operating Activities:
Net earnings	$732	$878
Depreciation and amortization	672	700
Business consolidation and other activities	71	142
Deferred tax provision (benefit)	(2)	35
Other, net	(266)	(115)
Changes in working capital	(924)	120
Cash provided by (used in) operating activities	283	1,760
Cash Flows from Investing Activities:
Capital expenditures	(1,651)	(1,726)
Business dispositions, net of cash sold	759	112
Other, net	124	(25)
Cash provided by (used in) investing activities	(768)	(1,639)
Cash Flows from Financing Activities:
Changes in borrowings, net	1,361	98
Net issuances (purchases) of common stock	(582)	(719)
Dividends	(254)	(229)
Other, net	(40)	(44)
Cash provided by (used in) financing activities	485	(894)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(21)	(29)
Change in cash, cash equivalents and restricted cash	(21)	(802)
Cash, cash equivalents and restricted cash - beginning of period	579	1,381
Cash, cash equivalents and restricted cash - end of period	$558	$579

Condensed Financial Statements (Fourth Quarter 2022)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2022	2021

Assets
Current assets
Cash and cash equivalents	$548	$563
Receivables, net	2,594	2,560
Inventories, net	2,179	1,795
Other current assets	168	305
Total current assets	5,489	5,223
Property, plant and equipment, net	7,053	6,502
Goodwill	4,235	4,378
Intangible assets, net	1,417	1,688
Other assets	1,715	1,923

Total assets	$19,909	$19,714

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$1,408	$15
Payables and other accrued liabilities	5,600	5,938
Total current liabilities	7,008	5,953
Long-term debt	7,540	7,722
Other long-term liabilities	1,834	2,354
Equity	3,527	3,685

Total liabilities and equity	$19,909	$19,714

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and throughout the Asia Pacific region; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

As part of the company’s process to continually evaluate the useful lives of its property, plant and equipment, the company utilized a third-party appraiser to assist in this evaluation, which was performed as a result of the company’s experience with the duration over which the equipment and buildings of its aluminum packaging and aerospace businesses can be utilized. Effective July 1, 2022, Ball revised the estimated useful lives of its manufacturing equipment, buildings and certain assembly and test equipment, which resulted in a net reduction in depreciation expense of approximately $25 million ($19 million after tax, or $0.06 per diluted share) for the three months ended December 31, 2022, and $49 million ($37 million after tax, or $0.12 per diluted share) for the year ended December 31, 2022, as compared to the amount of depreciation expense that would have been recognized by utilizing the prior depreciable lives. This change in useful lives is expected to reduce depreciation expense by approximately $49 million for the six months ended June 30, 2023.

In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total consideration of $530 million in cash and recorded a gain on disposal of $222 million in business consolidation and other activities. The cash proceeds from this sale were received in the third quarter of 2022 and are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statements of cash flows for the year ended December 31, 2022. In connection with this sale, Ball entered into a call option agreement that is contingently exercisable between 2025 and 2032, and if it becomes exercisable, will provide Ball the right to repurchase the business subject to the status of sanctions and certain other contingencies outside of Ball’s control. The exercise price varies based on a formula, as defined in the option agreement, and as a result is not determinable at this time. Ball’s operations and results of the Russian aluminum packaging business is included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball performed an expected cash flow recoverability analysis, using an income valuation approach with various scenarios, including a near-term sale of the business, to estimate the fair value of the long-lived assets, and recorded an impairment loss of $435 million during the second quarter of 2022. This non-cash charge was presented in business consolidation and other activities.

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

1. Business Segment Information (continued)

During the first quarter of 2022, Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack to Sonoco, a global provider of consumer, industrial, healthcare and protective packaging, for total consideration of approximately $298 million, which is presented in business consolidation and other activities in the unaudited condensed consolidated statement of earnings.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2022	2021	2022	2021

Net sales
Beverage packaging, North and Central America	$1,512	$1,517	$6,696	$5,856
Beverage packaging, EMEA (a)	748	870	3,854	3,509
Beverage packaging, South America	614	615	2,108	2,016
Aerospace	506	530	1,977	1,911
Reportable segment sales	3,380	3,532	14,635	13,292
Other	168	142	714	519
Net sales	$3,548	$3,674	$15,349	$13,811

Comparable operating earnings
Beverage packaging, North and Central America	$99	$162	$642	$681
Beverage packaging, EMEA (a)	47	103	358	452
Beverage packaging, South America	78	103	275	348
Aerospace	44	54	170	169
Reportable segment comparable operating earnings	268	422	1,445	1,650

Other (b)	1	2	(25)	(65)
Comparable operating earnings	269	424	1,420	1,585
Reconciling items
Business consolidation and other activities	(48)	(6)	(71)	(142)
Amortization of acquired Rexam intangibles	(33)	(38)	(135)	(152)
Earnings before interest and taxes	$188	$380	$1,214	$1,291

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business divested on September 22, 2022.
(b)	Includes undistributed corporate expenses, net, of $9 million and $1 million for the three months ended December 31, 2022 and 2021, respectively, and $82 million and $72 million for the twelve months ended December 31, 2022 and 2021, respectively.

For a summary of the results of the Russian aluminum packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three months and years ended December 31, 2022 and 2021, please see below:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021

Net sales
Russia	$—	$154	$554	$594
Non-Russia	748	716	3,300	2,915
Beverage packaging, EMEA, segment	$748	$870	$3,854	$3,509

Comparable operating earnings
Russia	$—	$31	$86	$129
Non-Russia	47	72	272	323
Beverage packaging, EMEA, segment	$47	$103	$358	$452

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

1. Business Segment Information (continued)

	Three Months Ended			Nine Months Ended
($ in millions)	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022

Net sales
Russia	$155	$226	$173	$554
Non-Russia	787	907	858	2,552
Beverage packaging, EMEA, segment	$942	$1,133	$1,031	$3,106

Comparable operating earnings
Russia	$32	$40	$14	$86
Non-Russia	68	89	68	225
Beverage packaging, EMEA, segment	$100	$129	$82	$311

The Russian sales and comparable operating earnings figures in the above tables include historical support by Russia for non-Russian regions.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2022	2021	2022	2021

Net earnings attributable to Ball Corporation	$55	$297	$719	$878
Business consolidation and other activities	48	6	71	142
Amortization of acquired Rexam intangibles	33	38	135	152
Share of equity method affiliate non-comparable costs, net of tax	-	1	-	4
Debt refinancing and other costs	16	12	18	13
Non-comparable tax items	(14)	(37)	(52)	(32)
Comparable Net Earnings	$138	$317	$891	$1,157
Comparable diluted earnings per share	$0.44	$0.97	$2.78	$3.49

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2022	2021	2022	2021

Net earnings attributable to Ball Corporation	$55	$297	$719	$878
Net earnings attributable to noncontrolling interests, net of tax	1	-	13	-
Net earnings	56	297	732	878
Equity in results of affiliates, net of tax	-	(8)	(7)	(26)
Tax provision (benefit)	20	10	159	156
Earnings before taxes	76	299	884	1,008
Total interest expense	112	81	330	283
Earnings before interest and taxes	188	380	1,214	1,291
Business consolidation and other activities	48	6	71	142
Amortization of acquired Rexam intangibles	33	38	135	152
Comparable Operating Earnings	$269	$424	$1,420	$1,585

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2022

Net earnings attributable to Ball Corporation	$719
Net earnings attributable to noncontrolling interests, net of tax	13
Net earnings	732
Equity in results of affiliates, net of tax	(7)
Tax provision (benefit)	159
Earnings before taxes	884
Total interest expense	330
Earnings before interest and taxes	1,214
Business consolidation and other activities	71
Amortization of acquired Rexam intangibles	135
Comparable Operating Earnings	1,420
Depreciation and amortization	672
Amortization of acquired Rexam intangibles	(135)
Comparable EBITDA	$1,957

Total interest expense	$(330)
Debt refinancing and other costs	18
Interest expense	$(312)

Total debt at period end	$8,948
Cash and cash equivalents	(548)
Net Debt	$8,400

Comparable EBITDA/Interest Expense (Interest Coverage)	6.3	x
Net Debt/Comparable EBITDA	4.3	x

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

3. Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(13)	$-	$(47)	$-
Legal contingency (2)	(15)	-	(15)	-
Cost-out plan activities (3)	-	-	(2)	-
Costs incurred from climate-related disaster	-	(4)	-	(4)
Individually insignificant items	(9)	(1)	(10)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(28)	(28)
Total beverage packaging, North and Central America	(44)	(12)	(102)	(34)

Beverage packaging, EMEA
Business consolidation and other activities
Sale of Russian aluminum beverage packaging business (4)	-	-	(216)	-
Cost-out plan activities (3)	-	-	(6)	-
Facility closure costs	-	(1)	-	(6)
Individually insignificant items	(2)	(1)	(5)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(12)	(16)	(53)	(65)
Total beverage packaging, EMEA	(14)	(18)	(280)	(72)

Beverage packaging, South America
Business consolidation and other activities
Facility closure costs (5)	-	-	(8)	(4)
Dispute with regional customer (6)	3	-	(19)	-
Brazilian indirect taxes	-	-	-	22
Individually insignificant items	(1)	(2)	(2)	(9)
Other non-comparable items
Amortization of acquired Rexam intangibles	(13)	(13)	(55)	(55)
Total beverage packaging, South America	(11)	(15)	(84)	(46)

Other
Business consolidation and other activities
Sale of equity method investment in Metalpack (7)	-	-	298	-
Cost-out plan activities (3)	2	-	(4)	-
Donation to The Ball Foundation (8)	-	-	(30)	-
Metalpack loan repayment (9)	-	-	16	-
Net Russian ruble currency movements (4)	-	-	(5)	-
Pension settlements (10)	(10)	(5)	(10)	(135)
Adjustment to purchase price of aerosol business in Brazil	-	6	-	6
Sale of equity method investment in South Korea	-	-	-	(5)
Individually insignificant items	(3)	2	(6)	(4)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax	-	(1)	-	(4)
Amortization of acquired Rexam intangibles	(1)	(2)	1	(4)
Debt extinguishment and refinance costs (11)	(16)	(12)	(18)	(13)

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

Total other	(28)	(12)	242	(159)

Total business consolidation and other activities	(48)	(6)	(71)	(142)
Total other non-comparable items	(49)	(51)	(153)	(169)
Total non-comparable items	(97)	(57)	(224)	(311)

Impact of U.K. tax rate change	-	-	-	(57)
Discrete non-comparable tax items (12)	(5)	18	-	14
Tax effect on business consolidation and other activities	8	7	13	33
Tax effect on other non-comparable items	11	12	39	42
Total non-comparable tax items	14	37	52	32
Total non-comparable items, net of tax	$(83)	$(20)	$(172)	$(279)

(1)	Ball announced the closure of its aluminum beverage can manufacturing facilities in Phoenix, Arizona, and St. Paul, Minnesota, which ceased production in the fourth quarter of 2022 and is expected to cease production in the first quarter of 2023, respectively. The charges for the three months and year ended December 31, 2022, were composed of actual and estimated costs for employee severance and benefits, accelerated depreciation and other shutdown costs.

(2)	During the fourth quarter of 2022, Ball recorded charges of $15 million due to a regional beverage packaging customer in North America as a result of allegations that the company did not fulfill supply in prior years under a contract assumed by Ball in the 2016 Rexam acquisition, at which time Ball was required as part of regulatory approvals to enter into a contract manufacturing agreement (CMA) with the purchaser of the assets divested concurrently with the Rexam acquisition. Although not currently realizable, Ball is actively pursuing opportunities to reduce the charges recognized in 2022 based on the indemnity in the CMA.

(3)	In 2022, Ball recorded charges for employee severance and employee benefits related to cost-out plan activities.

(4)	During the third quarter of 2022, Ball sold its Russian aluminum beverage packaging business for $530 million of cash and recorded a gain of $222 million. During the second quarter of 2022, Ball recorded a non-cash impairment of $435 million for its Russian long-lived asset group as a result of the Russian invasion of Ukraine. Ball recorded net charges associated with its inability to hedge Russian ruble currency exposures of $8 million for the year ended December 31, 2022.

(5)	During 2022, Ball permanently ceased production at its aluminum beverage can manufacturing facility in Santa Cruz, Brazil. The charges for the year ended December 31, 2022, were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs.

(6)	In July 2022, Ball’s beverage packaging, South America, segment formally notified a regional customer in Brazil of its breach of a long-term committed supply agreement since the first quarter of 2022, inclusive of beverage can and end volume requirements and associated accounts payable with Ball. In the event that satisfactory rectifying action is not taken by the customer, Ball intends to pursue legal action to recover all amounts due and seek damages for non-performance. Ball recorded a charge reflecting an increased risk of not being able to fully collect amounts due from the customer. After recording this charge, Ball has financial exposure on balances due from the customer of $37 million, which are presented in receivables, net, other current assets, and other assets, in its unaudited condensed consolidated balance sheets. Ball considers that losses in the event of an unfavorable outcome to the dispute and any related legal action (or gains in the event of a favorable outcome) would not have a material effect upon its liquidity, results of operations or financial condition.

(7)	Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack and recorded a gain.

(8)	The company donated funds to The Ball Foundation, a non-profit philanthropic organization with efforts to build a better world. The Ball Foundation awards grants to nonprofit organizations primarily in communities where the company operates, focusing on priorities related to education, recycling, and disaster relief and preparedness.

(9)	Ball recorded a gain from Ball Metalpack’s repayment of a loan which was formerly fully reserved.

(10)	In 2022, more employees elected lump sum payouts, instead of annuities, as a result of rising interest rates which triggered settlement accounting in one of the company’s pension plans.

(11)	The company recorded debt extinguishment costs, principally related to the redemption of outstanding euro-denominated 4.375% senior notes due in 2023 in the amount of €700 million and the refinancing of the revolving and senior credit facilities in June 2022.

Notes to the Condensed Financial Statements (Fourth Quarter 2022)

(12)	During the first quarter of 2022, Ball recorded a benefit for a reduction in the deferred tax liability on the investment in its Russian business which was partially offset by a charge to settle a tax dispute in Uruguay. During the fourth quarter of 2022, Ball recorded a charge for the impact of its election to participate in an alternate tax regime in India.